Exhibit I.A.(5)(h)

Royal Tandem Life Insurance Company	New York, New York

Payor Benefit Rider

Rider Providing for Waiver of Scheduled Premiums in the Event of Total Disability or Death of Applicant

Subject to the terms of this rider we won’t require scheduled premiums for this policy and its riders either:

•     during the applicant’s total disability; or

•     after the applicant’s death.

While we waive scheduled premiums, this policy provides the same coverage as if scheduled premiums had been paid when due. The applicant is the person who applies for the policy. He or she is named in this rider’s application.

Rider’s Date of Issue

This rider’s date of issue is the same as this policy’s unless a later date is shown in Policy Schedule 2. This rider takes effect on its date of issue or when its first scheduled premium is paid, whichever is later.

Rider’s Expiration Date

This rider’s expiration date is the earlier of:

•     the policy anniversary nearest the younger insured’s 25th birthday; or

•     the date to which scheduled premiums for this rider are payable as shown in Policy Schedule 2.

Waiver of Scheduled Premiums in the Event of Applicant’s Total Disability

What is Total Disability

A total disability is a disability that meets these three requirements:

•     It starts while this rider is in effect.

•     It results from a sickness which first makes itself known or an injury which occurs while this rider is in effect. Injury means an accidental bodily injury. If the disability starts after this rider has been in effect for 2 years, we will not deny a claim on the grounds that the sickness or injury existed before this rider’s effective date.

•     It prevents the applicant from working at an occupation. For the first 2 years of disability, occupation means the actual work for pay the applicant did when disability started. After that, the applicant is considered totally disabled if the applicant is unable to do any paid work to which he or she is, or may be, reasonably suited by education, training or experience. We consider a homemaker or a full-time student to be working in an occupation.

We consider certain losses to be total disabilities even if the applicant can work. They are:

•     complete loss of sight in both eyes; or

•     complete loss of the use of both hands or feet, or one hand and one foot.

The loss must occur while this rider is in effect.

When We Will Waive Scheduled Premiums

We will waive the scheduled premiums under the basic policy and the scheduled premiums for any riders coming due while the applicant is totally disabled if the applicant’s total disability continues for at least 4 consecutive months. Any scheduled premiums due must be paid during the 4 month disability period. After we receive due proof of total disability, we will refund any scheduled premiums paid during this disability period. We will continue to waive scheduled premiums for as long as the applicant’s total disability lasts, until this rider’s expiration date.

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Waiver of Scheduled Premiums in the Event of Applicant’s Total Disability (Continued)

If total disability starts on or after the policy anniversary nearest the applicant’s 60th birthday, we will waive scheduled premiums only until the anniversary nearest the applicant’s 65th birthday, or for a period of 2 years from the start of disability, if longer.

If this rider and policy lapse because a scheduled premium was not paid within the grace period, the applicant may still be eligible for this rider’s benefits if:

•     we receive written notice of claim while the applicant is living and totally disabled;

•     the total disability for which the claim is made began before the date of lapse; and

•     all other terms of this rider are met.

We will waive scheduled premiums at the frequency they were paid before the applicant’s disability.

Notifying Us of Applicant’s Disability

We will require the following before we will waive scheduled premiums:

•     written notice of claim while the applicant is living and totally disabled; and

•     written proof of total disability within 1 year after notice of claim.

If the applicant cannot give us notice of claim and due proof of total disability as required, we will not deny or reduce the claim if we receive notice or proof as soon as reasonably possible.

Proof of Total Disability

We will require due proof of the applicant’s total disability at reasonable intervals. This may include medical examinations. We will pay for any medical examinations that we may require. We will not require proof more often than once a year after the applicant’s disability has continued for 2 consecutive years. If proof as required is not provided no future scheduled premiums will be waived.

Proof will not be required on or after the policy anniversary nearest the applicant’s 65th birthday if the applicant’s disability has been continuous for 5 years prior to the applicant’s 65th birthday.

When Scheduled Premiums Resume

We will stop waiving scheduled premiums if the applicant recovers from his or her total disability or if the number of scheduled premiums to be waived is limited by the applicant’s age at disability. This policy then continues in effect until the next scheduled premium due date shown in Policy Schedule 1. Starting with that date, regular scheduled premiums will again be due until this rider’s expiration date.

Risks Not Assumed

We will not waive scheduled premiums when total disability directly results from:

•     military conflict if the applicant is a member of any country’s armed forces. Military conflict includes war, declared or not, or any act of war; or

•     intentionally self inflicted bodily injury.

Waiver of Scheduled Premiums in the Event of Applicant’s Death	If we receive proof that the applicant has died while this rider is in effect, we will waive all scheduled premiums coming due from the date of death to this rider’s expiration date. We will refund any scheduled premiums paid after the applicant’s death.

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Scheduled Premiums for This Rider

The scheduled premiums for this rider are shown in Policy Schedule 1. Scheduled premiums for this rider are payable until:

•       this rider’s expiration date;

•       scheduled premiums are being waived as provided by this rider; or

•       the prior death of an insured or the applicant.

Unscheduled Premium Payments	Unscheduled premium payments will not be permitted while scheduled premiums are being waived under this policy.
Error in Age or Sex

If the applicant’s age or sex as stated in this rider’s application is wrong, it could mean any benefit under this rider is wrong. Therefore, we will adjust any benefit under this rider to reflect what the scheduled premiums paid would have bought at the true age or sex.

Suicide

If the applicant commits suicide within two years from this rider’s date of issue, while sane or insane, the proceeds payable under this rider will be limited to the amount of scheduled premiums paid for this rider.

Limits on Our Contesting This Rider

We rely on the statements made in the application for this rider. Legally, they are considered representations, not warranties. We can contest the validity of this rider if any material misstatements are made in the application, a copy of which is attached.

We won’t contest the validity of this rider after this rider has been in effect during the applicant’s lifetime for two years from the date of issue.

If this rider is reinstated, this provision will be measured from the effective date of the reinstated rider.

When This Rider Ends

This rider will end prior to its expiration date on the earliest of the following:

•       The date we receive at our Service Center the owner’s written request to cancel this rider.

•       A scheduled premium for this policy or rider remains upaid at the end of its grace period.

•       The policy anniversary nearest the applicant’s 65th birthday. If we are waiving scheduled premiums on that anniversary, we will continue to waive them according to the terms of this rider.

•       This policy is being continued under any cash value benefit.

•       The date this policy terminates.

After this rider ends, we are not liable for its benefits. Termination of this rider will not affect any claim which starts before termination.

This rider is part of the policy to which it’s attached.

	“Signature Appears Here”	“Signature Appears Here”
	Secretary	President
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